SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2016

RLJ LODGING TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-35169	27-4706509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3 Bethesda Metro Center Suite 1000 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

(301) 280-7777

(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                        On August 2, 2016, the Board of Trustees (the “Board”) of RLJ Lodging Trust (the “Company”) granted promotion awards to each of Ross H. Bierkan and Leslie D. Hale (the “Executives”) in connection with Mr. Bierkan’s appointment as the President and Chief Executive Officer of the Company and Ms. Hale’s appointment as the Chief Operating Officer of the Company in addition to her Chief Financial Officer role.

The total value of Mr. Bierkan’s promotion award is $2,250,000 and is payable 75% in common shares of the Company and 25% in cash.  Mr. Bierkan’s promotion award will vest and be paid in two annual installments, subject to Mr. Bierkan’s continued employment on the applicable vesting date, with certain exceptions set forth below.

The total value of Ms. Hale’s promotion award is $2,155,000 and is payable 75% in common shares of the Company and 25% in cash.  Ms. Hale’s promotion award will vest and be paid in three annual installments, subject to Ms. Hale’s continued employment on the applicable vesting date, with certain exceptions set forth below.

If the Company terminates either of the Executives’ employment without “cause” (as such term is defined in the Executive’s employment agreement) or if the Executive resigns for good reason (as such term is defined in the Executive’s employment agreement) the Executive’s promotion award will vest as of the last day of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLJ LODGING TRUST

Date: August 8, 2016	By:	/s/ Frederick D. McKalip
Frederick D. McKalip Senior Vice President and General Counsel